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                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                                    Fiscal Years
                                              -------------------------
                                               2000     2001     2002
                                              -------  -------  -------
BASIC
Weighted average common shares
outstanding                                    12,201   12,609   12,694
                                              =======  =======  =======

Net income                                    $29,488  $ 7,809  $15,009
                                              =======  =======  =======

Net income per common share                   $  2.42  $  0.62  $  1.18
                                              =======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    12,201   12,609   12,694

Dilutive effect of stock options outstanding
during the period                                 210       93       61

Total common and common equivalent            -------  -------  -------
shares                                         12,411   12,702   12,755
                                              =======  =======  =======

Net income                                    $29,488  $ 7,809  $15,009
                                              =======  =======  =======

Net income per common share                   $  2.38  $  0.61  $  1.18
                                              =======  =======  =======
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